Registration Statement Nos.	333-120110
333-120110-01
DaimlerChrysler Master Owner Trust
Issuing Entity
FINAL TERM SHEET
$1,000,000,000
Floating Rate Auto Dealer Loan Asset Backed Notes, Series 2006-A
DaimlerChrysler Wholesale Receivables LLC
Seller and Depositor
DaimlerChrysler Financial Services Americas LLC
Sponsor, Originator and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
November 21, 2006
DaimlerChrysler Master Owner Trust
Floating Rate Auto Dealer Loan Asset Backed Notes,
Series 2006-A

Trade Date:	November 21, 2006
Settlement Date:	On or about November 28, 2006
Payment Dates:	15th day of each month (or the following business day if the 15th day is not a business day), beginning on December 15, 2006

     The issuing entity will issue the Series 2006-A notes on the Settlement Date. The Series 2006-A notes — together with all other outstanding series of notes issued from time to time by the issuing entity — will be secured primarily by a pool of receivables arising from a portfolio of automobile dealer revolving floorplan agreements entered into by DaimlerChrysler Financial Services Americas LLC.
     Interest on the Series 2006-A notes will be payable monthly in arrears on each Payment Date. The principal of the Series 2006-A notes is expected to be paid in full on the Expected Final Payment Date (specified below). The Series 2006-A notes, to the extent not previously paid, will be due and payable in full on the Legal Final Date (specified below).

Series	Initial Principal	Ratings	Coupon	Weighted	Expected	Legal	Price(1)	CUSIP
	Amount	(Moody’s		Average	Final	Final Date
		/ S&P /		Life	Payment Date
Fitch)

2006-A	$1,000,000,000	Aaa /AAA / AAA	1-month LIBOR + 0.03% per annum	2.96 years	November 16, 2009	November 15, 2011	100%	23384BAH6

(1) Plus accrued interest from November 28, 2006.
     LIBOR will be determined monthly in the manner specified in the Prospectus relating to the Series 2006-A notes. The Series 2006-A notes will be generally ERISA-eligible, subject to important considerations described in the Prospectus relating to the Series 2006-A notes.
     The amount of Excluded Receivables (in millions of dollars) set forth in the first line of page S-18 of the Preliminary Prospectus Supplement dated November 20, 2006 relating to the Series 2006-A notes should be $8.8 as of December 31, 2004, instead of $8.7 as of December 31, 2004. The final Prospectus Supplement relating to the Series 2006-A notes will reflect this correct amount of Excluded Receivables as of December 31, 2004.